Exhibit (a)(5)(A)

Media Contact:	Company / Investor Contact:
Kaitlin Bitting	Marge Boccuti
Tierney Agency	Manager, Investor Relations
215-790-4382	610-832-7702
kbitting@tierneyagency.com	marge.boccuti@bdnreit.com
Brandywine Realty Trust Announces Repurchase Rights Related to its
3.875% Exchangeable Guaranteed Notes Due 2026
Radnor, PA, September 7, 2011— Brandywine Realty Trust (the “Company”) (NYSE:BDN) announced today that each holder (the “Holder”) of the 3.875% Exchangeable Guaranteed Notes Due 2026 (CUSIP No. 105340 AG8) (the “Notes”) issued by its operating partnership, Brandywine Operating Partnership L.P. (the “Operating Partnership”), and guaranteed by the Company has the right to require the Operating Partnership to repurchase Notes owned by such Holder, in whole or in part, in principal amounts of $1,000 or any integral multiple thereof, plus accrued and unpaid interest, if any (the “Optional Repurchase Price”), on October 20, 2011 (the “Optional Repurchase Date”), in accordance with the terms, procedures and conditions set forth in the Issuer Repurchase Notice (the “Issuer Repurchase Notice”) dated September 7, 2011.
Holders may exercise their repurchase option from September 20, 2011 through 5:00 p.m., New York City time, on October 18, 2011 (the “Expiration Date”), the second business day immediately preceding the Optional Repurchase Date. It is anticipated that the Operating Partnership will pay an Optional Repurchase Price equal to $1,019.844 per $1,000 principal amount of Notes, which includes $19.844 of accrued and unpaid interest on the Notes as of October 20, 2011. Unless the Operating Partnership defaults in making payment of the Optional Repurchase Price, any Notes surrendered for repurchase and not validly withdrawn shall cease to accrue interest on and after the Optional Repurchase Date.
The Issuer Repurchase Notice is being mailed to each registered Holder of the Notes. Each Holder may exercise its option to have its Notes repurchased by the Operating Partnership and may collect payment of the Optional Repurchase Price by validly surrendering such Holder’s Notes prior to the Expiration Date to The Bank of New York Mellon, the Paying Agent, as more fully described in the Issuer Repurchase Notice. Holders may withdraw any Notes previously surrendered for repurchase at any time prior to the Expiration Date. None of the Company, the Operating Partnership, or the Company’s board of trustees or employees has made or is making any representation or recommendation as to whether or not any Holder should surrender any Notes pursuant to the repurchase offer.
About Brandywine Realty Trust
Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops, manages and has ownership interests in a primarily Class A, suburban and urban office portfolio comprising 308 properties and 35.6 million square feet, including 236 properties and 25.9 million square feet owned on a consolidated basis and 50 properties and 6.1 million square feet in 16 unconsolidated real estate ventures. For more information, please visit www.brandywinerealty.com.
Forward-Looking Statements
Estimates of future earnings per share, FFO per share, common share dividend distributions and certain other statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’ actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; risks of

555 East Lancaster Avenue, Suite 100; Radnor, PA19087	Phone: (610) 325-5600 • Fax: (610) 325-5622

acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2010. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.